Exhibit 97.1

Compensation Recovery Policy

August 2, 2023

Table of Contents

Overview    3
Persons Covered by the Policy    3
Administration of the Policy    3
Events Requiring Application of the Policy    4
Compensation Covered by the Policy    4
Repayment of Excess Compensation    5
Limited Exceptions to the Policy    6
Other Important Information in the Policy    7

I.    Overview
The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Marqeta, Inc. (“Marqeta”) has adopted this Compensation Recovery Policy (the “Policy”), intended to further Marqeta’s pay-for-performance philosophy and to comply with applicable law by providing for the recovery of certain executive compensation in the event of an Accounting Restatement. Capitalized terms used in the Policy are defined below.

The Policy, which was adopted and originally effective as set forth above (the “Effective Date”) is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), with Rule 10D-1 under the Exchange Act and with the listing standards of the Nasdaq Global Select Market, and (the “Exchange”) will be interpreted in a manner that is consistent with the requirements of such rules and regulations, including any interpretive guidance provided by the Exchange.
In summary, the Policy provides rules related to the recovery of certain incentive-based compensation received by Executive Officers. The application of the Policy to Executive Officers is not discretionary and applies without regard to whether an Executive Officer was at fault, except to the limited extent provided below.
II.    Persons Covered by the Policy
The Policy is binding and enforceable against all Executive Officers. “Executive Officer” means each individual who is or was designated as an “officer” by the Board in accordance with Exchange Act Rule 16a-1(f). For the avoidance of doubt, even if an individual who was formerly designated as an officer of Marqeta before the Effective Date is no longer designated as such, that individual will be an Executive Officer under the Policy.
Each Executive Officer will be required to sign and return to the Company an acknowledgement that such Executive Officer will be bound by the terms and comply with the Policy. The failure to obtain such acknowledgement will have no impact on the applicability or enforceability of the Policy.
III.    Administration of the Policy
The Committee has full delegated authority to administer the Policy. The Committee is authorized to interpret and construe the Policy and to make all determinations necessary, appropriate, or advisable for the administration of the Policy. In addition, if determined in the discretion of the Board, the Policy may be administered by the independent members of the Board or another committee of the Board made up of independent members of the Board, in which case all references to the Committee will be deemed to refer to the independent members of the Board or the other Board committee. All determinations of the Committee will be final and binding and will be given the maximum deference permitted by law.

IV.    Events Requiring Application of the Policy
If Marqeta is required to prepare an accounting restatement due to Marqeta’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”), then the Committee must determine what compensation, if any, must be recovered.
V.    Compensation Covered by the Policy
The Policy applies to all Incentive-Based Compensation (certain terms used in this Section are defined below) that is Received after the Effective Date and during the Covered Period by a person who was an Executive Officer during the Covered Period and during the performance period for the Incentive-Based Compensation while the Company has a class of securities listed on a national securities exchange (“Clawback Eligible Incentive-Based Compensation”). The Incentive-Based Compensation that must be recovered is the amount of Clawback Eligible Incentive-Based Compensation that exceeds the amount of Clawback Eligible Incentive-Based Compensation that otherwise would have been Received had such Clawback Eligible Incentive-Based Compensation been determined based on the restated amounts (such compensation, as computed without regard to any taxes paid, the “Excess Compensation,” is referred to in the listings standards as “erroneously awarded incentive-based compensation”).
To determine the amount of Excess Compensation for Incentive-Based Compensation based on stock price or total shareholder return, where it is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received and Marqeta must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.
“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, no compensation that is potentially subject to recovery under the Policy will be earned until Marqeta’s right to recover under the Policy has lapsed.
For the avoidance of doubt, the following items of compensation are not Incentive-Based Compensation under the Policy: salaries, bonuses paid solely at the discretion of the Compensation Committee or Board that are not paid from a bonus pool that is determined by satisfying a Financial Reporting Measure, bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period, non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures, and equity awards for which the grant is not contingent upon achieving any Financial Reporting Measure performance goal and vesting is contingent solely upon completion of a specified employment period (e.g., time-based vesting equity awards) and/or attaining one or more non-Financial Reporting Measures.
“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing Marqeta’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.
Incentive-Based Compensation is “Received” under the Policy in Marqeta’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment, vesting, settlement or grant of the Incentive-Based Compensation occurs after the end of that period.
“Covered Period” means the three completed fiscal years immediately preceding the Accounting Restatement Determination Date. In addition, Covered Period can include certain transition periods resulting from a change in Marqeta’s fiscal year. Marqeta’s obligation to recover Excess Compensation is not dependent on if or when the restated financial statements are filed.
“Accounting Restatement Determination Date” means the earliest to occur of: (a) the date the Board, a committee of the Board, or one or more of Marqeta’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that Marqeta is required to prepare an Accounting Restatement; and (b) the date a court, regulator, or other legally authorized body directs Marqeta to prepare an Accounting Restatement.
VI.    Repayment of Excess Compensation
Executive Officers are required to repay Excess Compensation to Marqeta. Subject to applicable law, Marqeta may recover such Excess Compensation by requiring the Executive Officer to repay such amount to Marqeta by direct payment to Marqeta or such other means or combination of means as the Committee determines to be appropriate (these determinations do not need to be identical as to each Executive Officer). These means may include:
(a)     requiring reimbursement of cash Incentive-Based Compensation previously paid;
(b)    seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

(c)    offsetting the amount to be recovered from any unpaid or future compensation to be paid by Marqeta or any affiliate of Marqeta to the Executive Officer;
(d)    canceling outstanding vested or unvested equity awards; and/or
(e)    taking any other remedial and recovery action permitted by law, as determined by the Committee.
The repayment of Excess Compensation must be made by an Executive Officer notwithstanding any Executive Officer’s belief (whether legitimate or non-legitimate) that the Excess Compensation had been previously earned under applicable law and therefore is not subject to clawback.
In addition to its rights to recovery under the Policy, Marqeta or any affiliate of Marqeta may take any legal actions it determines appropriate to enforce an Executive Officer’s obligations to Marqeta or to discipline an Executive Officer, including (without limitation) termination of employment, institution of civil proceedings, reporting of misconduct to appropriate governmental authorities, reduction of future compensation opportunities or change in role. The decision to take any actions described in the preceding sentence will not be subject to the approval of the Committee and can be made by the Board, any committee of the Board, or any duly authorized officer of Marqeta or of any applicable affiliate of Marqeta.
VII.    Limited Exceptions to the Policy
Marqeta must recover the Excess Compensation in accordance with the Policy except to the limited extent that the conditions of Exchange Act Rule 10D-1(b)(1)(iv) and the Exchange listing standards are met, and the Committee has made a determination that recovery of the Excess Compensation would be impracticable.
VIII. Other Important Information in the Policy
The Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to Marqeta’s Chief Executive Officer and Chief Financial Officer, as well as any other applicable laws, regulatory requirements, rules, or pursuant to the terms of any similar policy or agreement.
Notwithstanding the terms of any of Marqeta’s organizational documents (including, but not limited to, Marqeta’s bylaws), any corporate policy or any contract (including, but not limited to, any indemnification agreement), neither Marqeta nor any affiliate of Marqeta will indemnify any Executive Officer or former Executive Officer against any loss of Excess Compensation. Neither Marqeta nor any affiliate of Marqeta will pay for or reimburse insurance premiums for an insurance policy that covers potential recovery obligations. In the event Marqeta is required to recover Excess Compensation from a former Executive Officer pursuant to the Policy, Marqeta will be entitled to seek such recovery in order to comply with applicable law, regardless of the terms of any release of claims or separation agreement the former Executive Officer may have signed.
The Committee or Board may review and modify the Policy from time to time.
If any provision of the Policy or the application of any such provision to any Executive Officer is adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of the Policy or the application of such provision to another Executive Officer, and the invalid, illegal or unenforceable provisions will be deemed amended to the minimum extent necessary to render any such provision or application enforceable.